EXHIBIT 99.1

Pain Therapeutics Declares Special One-Time Cash Distribution to Shareholders

- $2.00 Cash Per Share -

- Distribution Treated As Return of Capital -

- Payment To Shareholders Expected December 2010 -

SAN MATEO, Calif., Oct. 27, 2010 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) announced today that a committee of its Board of Directors has declared a special one-time cash distribution of $2.00 per share to shareholders, or an aggregate of about $85 million.

This nondividend distribution will be paid to shareholders of record as of the close of business on December 1, 2010. We expect to pay shareholders on or around December 10, 2010.

The nondividend distribution will be paid entirely from cash reserves. At September 30, 2010, Pain Therapeutics had cash and total investments of about $180 million, no debt and an expected net burn rate of under $5 million for 2010, before giving effect to the nondividend distribution.

"This marks another milestone in our plan to deliver value to shareholders," said Remi Barbier, Chairman, President and CEO of Pain Therapeutics. "Today's action reflects our confidence in REMOXY and its potential to generate meaningful cash flow over the long-term."

Pain Therapeutics, Inc. is committed to maintaining a strong balance sheet, tight fiscal discipline and investing in core scientific strategies. We believe these operating guidelines have allowed us to return surplus cash to shareholders. In 2007, we announced a return of $20 million to shareholders in the form of share repurchases.  In 2008, we announced an additional return of $10 million to shareholders in the form of share repurchases. Both share repurchases were completed in their entirety.

Federal Tax Treatment of Nondividend Distribution

According to the Internal Revenue Service, a 'Nondividend Distribution' is a cash distribution that is not paid out of the earnings and profits of a corporation. Because of Pain Therapeutics' cumulative tax loss and our expectation to incur a tax loss for CY2010, we believe this cash distribution will be treated for tax purposes as a nondividend distribution, i.e. a return of capital. A nondividend distribution reduces the cost basis of your investment. It is not taxed until the cost basis of your investment is fully recovered. You are urged to consult a tax advisor or the Internal Revenue Service (www.irs.gov) as to the particular tax consequences to you of today's announcement.

REMOXY

Our lead drug candidate, REMOXY, is a strong painkiller with a unique abuse-resistant formulation designed to reduce potential risks of intentional abuse or accidental misuse. REMOXY and three other abuse-resistant pain medications are being developed pursuant to our strategic alliance with King Pharmaceuticals Inc (NYSE:KG). King has sole responsibility for the commercialization of REMOXY worldwide, except for Australia and New Zealand.

  King plans to resubmit an NDA for REMOXY in Q4 2010. Upon FDA approval of REMOXY, we will receive a $15.0 million cash milestone payment and a running royalty equal to 20% of net sales in the U.S. of all drugs developed under this strategic alliance, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is set at 10%.
  To date, we have received from King total cash payments of $180.0 million in various program fees and milestone payments in connection with our strategic alliance.  We could receive from King up to $125.0 million in additional milestone payments over the course of the clinical and regulatory development of REMOXY and three other abuse-resistant pain medications.
  On October 12, 2010, Pfizer Inc. (NYSE:PFE) and King announced that they had entered into a definitive merger agreement. Pfizer is the world's largest research-based pharmaceutical company. We believe Pfizer's acquisition of King, if consummated, may facilitate REMOXY's commercial success if this drug is approved.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. In addition to REMOXY, we have three other drug candidates in clinical programs. This includes a novel monoclonal antibody-based treatment against metastatic melanoma. We are also developing a new treatment for patients with hemophilia, a genetic disorder in which patients are unable to stop bleeding. For more information about us, please visit www.paintrials.com.

The term "abuse-resistant" as used in this announcement is not intended to designate an indication or a medical claim but rather a general description of agents designed to address the misuse, abuse and diversion of opioids. The FDA has not approved any of our drug candidates for commercial sale.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing of King's resubmission of the NDA for REMOXY in Q4 2010; the benefits to the commercialization of REMOXY, if approved, that may result from the completion of the Pfizer's announced acquisition of King; our expected receipt of milestone payments or other revenue under our collaboration with King; our expected net cash burn rate for 2010; the tax treatment of the special nondividend distribution; and the benefits of REMOXY. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing and pursuit of regulatory approval of the Company's drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates; the uncertainty of delay or abandonment of the announced acquisition of King by Pfizer; the uncertainty of patent protection for the Company's intellectual property or trade secrets; unanticipated additional research and development and other costs; the timing and receipt of funds from King; the potential for abuse resistant pain medications to be developed by competitors and potential competitors to the Company; and the potential for Pfizer, if the acquisition of King is completed, to hold rights to products or product candidates that may be competitive to REMOXY. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

CONTACT:  Pain Therapeutics, Inc.
          Judy Ishida, Administrative Manager
          650-645-1924
          IR@paintrials.com